For Immediate Release Monday, January 3, 2005

CYBERONICS RECEIVES FDA WARNING LETTER REGARDING THE GOOD MANUFACTURING PRACTICE REQUIREMENTS OF
THE QUALITY SYSTEM REGULATION FOR MEDICAL DEVICES

FDA Considers Cyberonics’ Initial Responses to be Incomplete
Revised Response to be Submitted by January 19, 2005

HOUSTON, Texas, January 3, 2005 — Cyberonics, Inc. (NASDAQ:CYBX) today reported that it received a Warning Letter dated December 22, 2004 from the Dallas District Office of the United States Food and Drug Administration (FDA) regarding nonconformities with Current Good Manufacturing Practice (CGMP) requirements of the Quality System regulation for medical devices, as specified in Title 21, Code of Federal Regulation (CFR), Part 820. The letter followed an inspection of Cyberonics’ Houston manufacturing operations that occurred from July 20, 2004 through September 15, 2004, the issuance of a number of Form-483 inspectional observations, Cyberonics’ submission of written responses dated September 17, October 7, and December 8, 2004, and a meeting with the Dallas District Office on November 9, 2004. The Warning Letter states that Cyberonics’ responses are incomplete and do not satisfactorily address the specific Form-483 observations and issues identified in the letter. The Warning Letter will soon be available on FDA’s website http://www.fda.gov/foi/warning.htm. Cyberonics’ written response to the Warning Letter is due to FDA by January 19, 2005.

Robert P. (“Skip”) Cummins, Cyberonics’ Chairman and Chief Executive Officer, commented, “We are obviously disappointed that FDA’s Dallas District Office found Cyberonics’ initial responses to their Form-483 CGMP inspectional observations to be incomplete and chose to issue a Warning Letter containing the majority of the original observations. The Warning Letter was the result of a CGMP inspection that occurred over an eight-week period ending on September 15, 2004. The previous GMP inspection occurred in January 2001 and also resulted in a Warning Letter. Today, just as it was in 2001, Cyberonics is firmly committed not only to the design and manufacture of high quality products that satisfy our customers’ needs, but also to compliance with all regulations. To that end, we will work diligently with FDA, just as we did in 2001, to submit a complete response that satisfactorily addresses the issues raised in the Warning Letter, in this case by January 19, 2005 as requested. In the meantime, the VNS Therapy System will remain available to improve the lives of people touched by pharmaco-resistant epilepsy and Cyberonics will continue to work with FDA’s Center for Devices and Radiological Health to obtain CDRH’s decision regarding the approvability of our treatment-resistant depression Expedited Review PMA-S by January 31, 2005.”

ABOUT VNS THERAPY AND CYBERONICS
Cyberonics, Inc. (NASDAQ:CYBX) was founded in 1987 to design, develop and market medical devices for the long-term treatment of epilepsy and other chronic neurological disorders using a unique therapy, vagus nerve stimulation (VNS). Stimulation is delivered by the VNS Therapy System, an implantable generator similar to a cardiac pacemaker. The VNS Therapy System delivers preprogrammed intermittent mild electrical pulses to the vagus nerve 24 hours a day. The Company’s initial market is epilepsy, which is characterized by recurrent seizures. Epilepsy is the second most prevalent neurological disorder. The Cyberonics VNS Therapy System was approved by the FDA on July 16, 1997 for use as an adjunctive therapy in reducing the frequency of seizures in adults and adolescents over 12 years of age with partial onset seizures that are refractory to antiepileptic medications. The VNS Therapy System is also approved for sale as a treatment for epilepsy in all the member countries of the European Economic Area, Canada, Australia and other markets. To date, more than 28,000 epilepsy patients in 24 countries have accumulated over 79,000 patient years of experience using VNS Therapy. The VNS Therapy System is approved for sale in the European Economic Area and in Canada as a treatment for depression in patients with treatment-resistant or treatment-intolerant major depressive episodes including unipolar depression and bipolar disorder (manic depression). VNS Therapy is at various levels of investigational clinical study as a potential treatment for depression, anxiety disorders, Alzheimer’s disease, and chronic headache/migraine. The Company is headquartered in Houston, Texas and has an office in Brussels, Belgium. For additional information please visit us at www.cyberonics.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can be identified by the use of forward-looking terminology, including “may,” “believe,” “will,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” and “forecast,” or other similar words. Such forward-looking statements include statements concerning satisfactorily addressing the issues raised in the December 22, 2004 Warning Letter and obtaining regulatory approval for use of VNS Therapy for treatment-resistant depression. Statements contained in this press release are based upon information presently available to us and assumptions that we believe to be reasonable. We are not assuming any duty to update this information should those facts change or should we no longer believe the assumptions to be reasonable. Our actual results may differ materially. Important factors that may cause actual results to differ include, but are not limited to: continued market acceptance of VNS Therapy and sales of our product; the development and satisfactory completion of clinical trials and/or market test and/or regulatory approval of VNS Therapy for the treatment of depression, Alzheimer’s disease, anxiety, or other indications; adverse changes in coverage or reimbursement amounts by third-parties; intellectual property protection and potential infringement claims; maintaining compliance with government regulations and obtaining necessary government approvals for new applications; product liability claims and potential litigation; reliance on single suppliers and manufacturers for certain components; the accuracy of management’s estimates of future expenses and sales; and other risks detailed in from time to time in the Company’s filings with the SEC.

CONTACT INFORMATION:

Pamela B. Westbrook	Helen Shik
Vice President of Finance and CFO	Vice President
Cyberonics, Inc.	Schwartz Communications
100 Cyberonics Blvd., Houston, TX 77058	230 Third Avenue, Waltham, MA 02154
Main: (281) 228-7200/Fax: (281) 218-9332	Main: (781) 684-6587 ext. 6587/Fax: (781) 684-6500
pbw@cyberonics.com	hshik@schwartz-pr.com

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